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                                                                    EXHIBIT 23.4

                         GRIFFIN FINANCIAL GROUP, LLC.


                               October 21, 2003


Board of Directors
Mercer Insurance Group, Inc.
10 North Highway 31
Pennington, New Jersey 08534

Gentlemen:


         We hereby consent to the inclusion of (i) our appraisal of the estimated pro forma market value of Mercer Mutual Insurance Company on a consolidated basis as a subsidiary of Mercer Insurance Group, Inc., as updated through August 15, 2003, and (ii) our letter dated January 2, 2003, regarding the value of the subscription rights being granted in the conversion, as exhibits to the Mercer Insurance Group, Inc. Form S-1 Registration Statement, and the publication of the summary of its appraisal and the subscription rights valuation in the prospectus that forms a part of the Registration Statement. We further consent to the use of our name and the statements with respect to us appearing in the sections of the prospectus captioned "Prospectus Summary -- Determination of Offering Price and Total Number of Shares Offered in the Conversion", "Risk Factors -- Risk Factors Relating to the Ownership of Mercer Insurance Group Common Stock" and "-- Risk Factors Relating to the Conversion", "Capitalization", "Pro Forma Data", "The Conversion -- Background and Reasons for the Conversion", "-- Conversion Process", "-- Limitations on Purchases of Common Stock", "-- Stock Pricing and Number of Shares to Be Issued", "-- The Valuation", and "-- Tax Consequences of Subscription Rights", "Experts" and "Where You Can Find Additional Information."


                                               Sincerely,


                                               GRIFFIN FINANCIAL GROUP, LLC.


                                               /s/ Griffin Financial Group, LLC.